NEWS

                     [Letterhead of Veeco Instruments Inc.]

FOR IMMEDIATE RELEASE                                 Contact:   Jack Rein
                                                      516 349-8300 ext. 300

                    VEECO INSTRUMENTS ANNOUNCES A MEMORANDUM
                    OF UNDERSTANDING WITH MATERIALS RESEARCH
                      CORPORATION TO ACQUIRE ITS MEDIA AND
                     MAGNETICS APPLICATIONS EQUIPMENT GROUP

PLAINVIEW, New York, March 10, 1997 -- Veeco Instruments Inc. (NASDAQ:VECO), announced today that it had signed a memorandum of understanding to acquire certain assets and personnel of the Media and Magnetics Applications (MMA) Division of Materials Research Corporation (MRC), for a purchase price including cash plus assumption of certain liabilities. The agreement is subject to execution of a definitive contract, approval of the Board of Directors of both companies and certain third party consents.

      The MMA development group located in Orangeburg, New York is developing a line of high performance physical vapor deposition (PVD) sputtering equipment used in advanced MR/GMR thin film head and magnetic disk fabrication. Commenting on the anticipated acquisition, Edward Braun, President and Chief Executive Officer of Veeco said, "This acquisition will allow Veeco to address MR/GMR applications with a widened selection of deposition technologies. Veeco's broadened process and product capability will include Ion Beam Etch (IBE), Diamond Like Carbon (DLC), Secondary Ion Beam Deposition (SIBD), Ion Assisted Deposition (IAD) and Physical Vapor Deposition (PVD). Process modules can be configured to provide either in-line high volume manufacturing or cluster tool systems for flexible production and GMR device development; thus expanding Veeco's ability to address up to 23 etch and deposition process steps required in a typical MR head fabrication."

      The MMA division's GMR/MR beta site systems are undergoing process evaluation at several U.S. and Japanese thin film head manufacturers. New system shipments are expected in the 4th quarter of 1997. Veeco management believes the total available equipment market for thin film magnetic head deposition exceeds $100 million per year.

                                    -more-

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      To the extent that this news release discusses expectations about market conditions or about market acceptance and future sales of the Company's products, or otherwise makes statements about the future, such statements are forward-looking and are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include the ability of the parties to complete the transaction, cyclical nature of the semiconductor industry, risks associated with the acceptance of new products by individual customers and by the marketplace, and other factors discussed in the Business Description and Management's Discussion and Analysis sections of the Company's Report on Form 10-K and Annual Report to Shareholders.

      Veeco Instruments Inc. is a worldwide leader in precision ion beam systems and surface metrology equipment for high-growth microelectronic markets such as thin film magnetic heads and advanced semiconductor devices as well as for a broad range of industrial applications. Manufacturing and engineering facilities are located in Plainview, New York and Santa Barbara, California. Global sales and service offices are located throughout the United States, Europe, Japan and Asia Pacific.

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